Exhibit 4.1

DISTRIBUTION REINVESTMENT PLAN
OF
CĪON INVESTMENT CORPORATION

CĪON Investment Corporation, a Maryland corporation (the “Corporation”), has adopted the following plan (the “Plan”), to be administered by DST Asset Management Solutions, Inc. and its affiliates (the “Plan Administrator”), with respect to distributions declared by the Corporation’s Board of Directors on shares of its common stock, par value $0.001 per share (the “Common Stock”).

Prior to the listing of shares of Common Stock on the New York Stock Exchange (the “Listing”), participation required that a shareholder affirmatively “opt in” to the Plan. Subsequent to the Listing, participation requires no action on the part of a shareholder, and a shareholder who does not wish to participate must “opt out” of the Plan. Upon a Listing, all shareholders, including those who held shares prior to the Listing, must affirmatively opt out in the manner detailed in Section 8 hereof if they do not wish to participate in the Plan.

A shareholder who participates in the Plan, either by electing to (i) “opt in” to the Plan prior to the Listing or (ii) not “opt out” of the Plan following the Listing (each a “Participant”), will be subject to the terms below.

1.      All cash distributions hereafter declared by the Board of Directors, net of any applicable withholding tax, shall be automatically reinvested in additional shares of Common Stock, and no action shall be required on such Participant’s part to receive a distribution in Common Stock.

2.      Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to shareholders of record at the close of business on the record date established by the Board of Directors for the distribution involved.

3.      With respect to each distribution pursuant to this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, as amended, to either issue new shares of Common Stock or to make open market purchases of its shares of Common Stock for the accounts of Participants. The Corporation intends to use primarily newly issued shares of its Common Stock to implement the Plan, so long as shares of its Common Stock are trading at or above net asset value. Following a Listing, if shares of its Common Stock are trading below net asset value, the Corporation intends to cause the Plan Administrator, to the extent permitted by law and after taking into account any additional expenses related to open market purchases, to purchase shares of Common Stock in the open market in connection with the implementation of the Plan. However, the Corporation reserves the right to issue new shares of its Common Stock in connection with its obligations under the Plan even if shares of its Common Stock are trading below net asset value. If newly issued shares are used to implement the Plan, the number of shares of Common Stock to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such shareholder by the market price per share of Common Stock at the close of regular trading on the New York Stock Exchange on the payment date subject to the adjustments described below. The market price per share of Common Stock on a particular date shall be the closing price for such shares on the New York Stock Exchange on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices. However, if the market price per share exceeds the most recently computed net asset value per share, the Corporation shall issue shares at the greater of (i) the most recently computed net asset value per share and (ii) 95% of the current market price per share. If the market price per share is less than the most recently computed net asset value per share, and the Company issues shares pursuant to the Plan, the Company shall issue such shares at net asset value. If shares of Common Stock are purchased in the open market to implement this Plan, the number of shares to be issued to a shareholder shall be determined by dividing the dollar amount of the cash distribution payable to such shareholder by the weighted average price per share for all shares purchased by the Plan Administrator in the open market in connection with the distribution. The number of shares of Common Stock to be outstanding after giving effect to payment of the distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of the shareholders have been tabulated.

4.      The Plan Administrator shall establish an account for shares of Common Stock acquired pursuant to the Plan for each Participant. The Plan Administrator shall hold each Participant’s shares, together with the shares of other Participants, in non-certificated form. The Plan Administrator shall not issue share certificates to any Participant.

5.      The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payment date. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock, and distributions on fractional shares shall be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the market value of the shares of Common Stock at the time of termination determined in accordance with Paragraph 3 hereof.

6.      In the event that the Corporation makes available to its shareholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan shall be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

7.      The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Corporation.

8.      Each Participant may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing at DST Asset Management Solutions, Inc., c/o ICON Capital, LLC, P.O. Box 219476, Kansas City, MO 64121-9476, so that such notice is received by the Plan Administrator no later than the record date for such distribution to shareholders.

9.      Each Participant may terminate the Participant’s account under the Plan by so notifying the Plan Administrator by submitting a letter of instruction terminating the Participant’s account under the Plan to the Plan Administrator. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator at least three days prior to any distribution date; otherwise, such termination shall be effective only with respect to any subsequent distribution. The Plan may be terminated or amended by the Corporation upon notice in writing that is published and made publicly available at least 30 days prior to any record date for the payment of any distribution by the Corporation. Upon any termination, the Plan Administrator shall cause the shares of Common Stock held for the Participant under the Plan to be delivered to the Participant.

10.    These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by publishing and making publicly available appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s account under the Plan. Any such amendment may include, without limitation, an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Corporation shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of Common Stock held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

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11.    The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it with respect to purchases and sales of the Corporation’s Common Stock under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

12.    These terms and conditions shall be governed by the laws of the State of Maryland.

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